[GRAPHIC APPEARS HERE]

Exhibit 10.90

ADDENDUM NO. 4

to the

PER POLICY EXCESS OF LOSS REINSURANCE AGREEMENT

Effective: January 1, 2000

(hereinafter referred to as the “Agreement”)

entered into by and between

SCPIE HOLDINGS, Inc.

and/or S.C.P.I.E. INDEMNITY COMPANY,

and/or AMERICAN HEALTHCARE INDEMNITY COMPANY,

and/or AMERICAN HEALTHCARE SPECIALTY COMPANY,

and/or S.C.P.I.E. INSURANCE SERVICES, INC.,

and/or S.C.P.I.E. MANAGEMENT SERVICES, INC.

Los Angeles, California

(hereinafter collectively referred to as the “Company”)

and

The Subscribing Reinsurer(s) executing the

Interests and Liabilities Contract(s)

attached to and forming a part

of this Agreement

(hereinafter referred to as the “Reinsurer”)

Effective December 31, 2005, the Agreement shall be amended as follows:

1.	Paragraphs A and B of Article 4 – Term (as amended by Addenda Nos. 1, 2, and 3) are amended to read:

A.	Except as provided in paragraph B. below, this Agreement shall apply to claims made, on policies in force, issued or renewed on and after January 1, 2000, during the eighty-four (84) month period beginning January 1, 2000 and ending December 31, 2006, both days inclusive.

B.	It is understood and agreed that if the Reinsurer’s loss ratio, (i.e., the ratio of the Reinsurer’s losses and loss adjustment expenses incurred to the Company’s reinsurance premiums earned net of ceding commission) exceeds 120%, subject to one hundred twenty (120) days notice to any December 31, the terms and conditions can be amended subject to mutual agreement between the parties hereto.

1 of 5

[GRAPHIC APPEARS HERE]

2.	Paragraphs A and B of Article 13 – Premium (as amended by Addendum No. 1) are amended to read:

A.	The Company shall pay to the Reinsurer an annual deposit premium as follows:

1.	As respects each annual period during the period from January 1, 2000 to December 31, 2002, $1,300,000;

2.	As respects each annual period during the period from January 1, 2003 to December 31, 2005, $1,785,000;

3.	As respects each annual period commencing on or after January 1, 2006, $1,615,000.

The deposit premium for each annual period shall be payable in equal quarterly deposits as of January 1, April 1, July 1 and October 1 of the annual period, subject to adjustment at each December 31.

B.	Within sixty (60) days after each December 31, the Company shall calculate the actual original gross premium charged by the Company for policy limits in excess of $2,000,000, as respects policies issued or renewed during each twelve (12) months period January 1 to December 31 during the term of this Agreement. If the premium calculation is greater than the deposit premium paid during the twelve (12) months period, the Company shall promptly remit the difference to the Reinsurer. Should the premium so calculated be less than the amount of the deposit premium, the Reinsurer shall pay to the Company a return premium, subject however to a minimum premium as follows.

1.	As respects each annual period during the period from January 1, 2000 to December 31, 2002, $1,000,000;

2.	As respects each annual period during the period from January 1, 2003 to December 31, 2005, $1,500,000;

3.	As respects each annual period commencing on or after January 1, 2006, $1,292,000.

The payment of any adjustment due between the parties shall be made at once.

3.	Article 15 – Profit Commission (as amended by Addenda Nos. 1, 2, and 3) is amended to read:

A.	The Company shall receive a profit commission equal to 80% of the net profit accruing to the Reinsurer during each Agreement Period, computed as follows:

1.	Reinsurance Premiums Earned for the Agreement Period, excluding any additional premiums paid under the provisions of paragraph C of the Premium Article; less

2 of 5

[GRAPHIC APPEARS HERE]

2.	Losses and Loss Adjustment Expenses Incurred for the Agreement Period; less

3.	Actual ceding commission allowed on (1) above; less

4.	Management expenses of 23.5% of Reinsurance Premiums Earned as in (1) above; less

5.	Any deficit (negative profit commission calculation) carried forward from the prior Agreement Period; plus

6.	As respects the Agreement Period commencing January 1, 2003, the lesser of $300,000 or the amount by which the Company’s actual loss under the Mow vs. Fish claim (report date May 30, 2002; claim number CN550336) exceeds $4,701,325.

B.	The term “Agreement Period” shall mean the period commencing January 1, 2000 and ending December 31, 2002, both days inclusive; the period commencing January 1, 2003 and ending December 31, 2005, both days inclusive; and the period commencing January 1, 2006 and ending December 31, 2006, both days inclusive. It is further agreed that the first calculation of profit commission shall be computed as of the end of the first annual period within the Agreement Period, and annually thereafter, and that payment of any Profit Commission for the Agreement Period shall be made by the Reinsurer to the Company as of two years after the end of the Agreement Period.

C.	At the Company’s discretion, any Agreement Period can be commuted 24 months after the end of the Agreement Period, or annually thereafter. It is understood that if such option is exercised by the Company, the Reinsurer will be relieved from all liability from all known and unknown claims allocated to that Agreement Period. Payment of any Profit Commission by the Reinsurer shall constitute full and final release from all further loss development. It is recognized that the Company has exercised this option as respects the Agreement Period commencing January 1, 2000, under the terms specified in the Commutation and Release Agreement, effective as of December 31, 2005.

D.	However, notwithstanding the above, the Company at its option may elect to receive, as of December 31, 2005, a provisional payment of 80% of the expected total Profit Commission hereunder through December 31, 2005. Should the provisional Profit Commission calculation result in a deficit, then any previous provisional payments received by the Company shall be returned to the Reinsurer.

3 of 5

[GRAPHIC APPEARS HERE]

4.	Article 26 – Insolvency – is amended to read:

A.	If more than one reinsured company is referenced within the definition of “Company” in the Preamble to this Agreement, this Article will apply severally to each such company. Further, this Article and the laws of the domiciliary state will apply in the event of the insolvency of any company covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company covered hereunder, that domiciliary state’s laws will prevail.

B.	In the event of the insolvency of the Company, this reinsurance (or the portion of any risk or obligation assumed by the Reinsurer, if required by applicable law) shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor, either: (1) on the basis of the liability of the Company, or (2) on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy reinsured, which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

D.

As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement, the reinsurance shall be payable as set forth above by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor, (except as provided by Section 4118(a)(1)(A) of the New York Insurance Law, provided the conditions of 1114(c) of such law have been met, if New York law applies) or except (1) where the Agreement specifically provides another payee in the event of the insolvency of the Company, or (2) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies

4 of 5

[GRAPHIC APPEARS HERE]

and in substitution for the obligations of the Company to such payees. Then, and in that event only, the Company, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Insurance of the State of New York, or with the prior approval of such other regulatory authority as may be applicable, is entirely released from its obligation and the Reinsurer shall pay any loss directly to payees under such Policy.

5.	The following is added to Article 30 – Warranty (as added by Addendum No. 1):

D.	Coverage for Physicians and Surgeons Comprehensive Professional Liability and Personal Umbrella business underwritten by Brown & Brown, Inc., is restricted to Policies incepting on or prior to March 6, 2003, and to extended reporting endorsements effective upon expiration.

All other terms and conditions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Addendum to be executed by its duly authorized representative(s) this      day of             , in the year         .

SCPIE HOLDINGS, Inc.

and/or S.C.P.I.E. INDEMNITY COMPANY,

and/or AMERICAN HEALTHCARE INDEMNITY COMPANY,

and/or AMERICAN HEALTHCARE SPECIALTY COMPANY,

and/or S.C.P.I.E. INSURANCE SERVICES, INC.,

and/or S.C.P.I.E. MANAGEMENT SERVICES, INC.

PER POLICY EXCESS OF LOSS REINSURANCE AGREEMENT

5 of 5